SIXTH AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN
(Effective as of January 1, 2006)
(Amending to allow separate Beneficiary designations)

Purpose and Background:

A.Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Executive Vice President, Chief Human Resources Officer (“EVP HR”), or the successor to his or her duties relating to corporate human resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (the “Company”) with respect to changes that do not increase or decrease the estimated benefit costs of the Plan by more than the greater of $500,000 per year and $5,000,000 in terms of present value subject to a limit of $25,000,000 (net) in terms of present value in any 12-month period.
B.The EVP HR deems it advisable to amend the Plan to allow a Plan participant to designate a beneficiary for the Plan that may be different from the beneficiary he or she has designated under The Prudential Employee Savings Plan, subject to the terms of the amendment.
C.The EVP HR has determined that the foregoing amendment is within the scope of authority granted to the EVP HR under the terms of the Plan.

Resolutions:

Effective November 1, 2020, the Plan is hereby amended as follows:

1.Article I of the Plan is amended by adding the following new section:

1.1(A) “Beneficiary” or “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with Section 6.3 of the Plan, who shall be entitled to receive a benefit under the Plan as a result of such Participant’s death.

2.Section 5.5 of the Plan is amended in its entirety to read as follows:

In the event of a Participant’s death, the balance, if any, in such Participant’s account shall be paid to his or her Beneficiary, as designated or determined (as applicable) under Section 6.3 of the Plan, in a lump sum payment within 90 days of the Participant’s death.

3.Section 6.3 of the Plan is amended in its entirety to read as follows:

(a) A Participant may designate his or her Beneficiary for purposes of this Plan in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Participant has not properly designated a Beneficiary for purposes of this Plan, any designation by such Participant of a Beneficiary under

PESP, or determination of a Beneficiary under PESP, shall also apply for purposes of this Plan. Any provisions of PESP governing the manner of designating or recognizing a Beneficiary or limiting the amount of a benefit payable to such person shall also apply for purposes of this Plan. The foregoing sentence shall include the spousal consent requirement set forth in Section 6.3(b) below.

(b) If a Participant was married at the time of his or her death, the designation of a person other than the Participant's surviving spouse to receive any distribution to be made when the Participant is not living, regardless of when made, shall not be effective and shall be treated as a designation of such surviving spouse unless (i) such surviving spouse has consented to such designation in writing and such consent acknowledges the effect of the election and was witnessed by a notary public, or (ii) it is established to the satisfaction of the Committee that such consent may not be obtained because such spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe. Such consent shall be effective only with respect to the spouse who signs the consent, or in the event of a waiver of such consent under (ii) of the preceding sentence, the designated spouse. For purposes of this Section 6.3 and the Plan, the term “spouse” shall have the same meaning ascribed to it under PESP.

4.All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

5.Except where otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: October 26, 2020	/s/ Lucien Alziari
Lucien Alziari
Executive Vice President,
Chief Human Resources Officer